Exhibit 10.37

RAYONIER

ANNUAL CORPORATE BONUS PROGRAM

Rayonier

Annual Corporate Bonus Program

1.	Purpose

This Rayonier Annual Corporate Bonus Program (“Bonus Program”) is the vehicle through which the Compensation and Management Development Committee (the “Committee”) of the Rayonier Board of Directors will make awards to key personnel that have an impact on the Company’s achievement of annual or other short-term Performance Objectives. The Committee intends that Awards under the Bonus Program constitute (a) the Performance Bonus Awards provided for in Section 9 (Management Performance Bonus Awards) of the 2004 Incentive Stock and Management Bonus Plan (the “Plan") to the Covered Executives eligible therefore designated by the Committee and (b) replace the incentive bonus awards available to other Executives and Key Employees designated from time to time by the Committee under the former 2004 Rayonier Annual Corporate Incentive Bonus Plan.

The Bonus Program is effective for fiscal years beginning January 1, 2005 until such time as modified or terminated by the Committee.

2.	Definitions

For purposes of the Bonus Program, the following terms have the indicated definitions. (Terms not defined here have the same meaning as under the Plan.)

(a)	“Available Bonus Pool” means with respect to any Performance Period, the sum of (i) the Preliminary Bonus Awards for all Executives and (ii) the Special Key Employee Bonus Pool; provided that, such sum shall not exceed the amount specified in Section 4(a).

(b)	“Bonus Award” means the bonus payable in respect of a specified Performance Period to a Designated Employee determined in accordance with Section 4, and which in the case of a Covered Executive is such individual’s “Bonus Award” for purposes of Section 9 of the Plan.

(c)	“Bonus Program” means this Rayonier Annual Corporate Bonus Program, as it may be modified from time to time by the Committee.

(d)	“Budgeted Net Income” means the Net Income budget as approved by the Board for the applicable Performance Period.

(e)	“Corporate Performance Factor” or “CPF” has the meaning set forth in Section 5.

(f)	“Covered Executive” has the same meaning as a “Participant” under Section 9 of the Plan and includes any officer of the Company for whom compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934 and whose compensation is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended.

(g)	“Designated Employees” means with respect to any applicable Performance Period, the Covered Executives and other Executives designated, by Salary Grade or otherwise, by the Committee prior to the end of the first quarter of the Performance Period, and the Key Employees selected to participate in the Key Employee Bonus Pool at the end of the Performance Period.

(h)	“Executive” means any Rayonier employee at Salary Grade 19 or higher, including the Covered Executives.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Key Employee” means those employees in Salary Grades 15 to 18 identified by senior management as eligible to participate in the Special Key Employee Bonus Pool for a particular Performance Period.

(k)	“Net Income” means, for each Performance Period, the Company’s net income from continuing operations as defined by accounting principles generally accepted in the United States, as reported in the Company’s income statements for the Performance Period, adjusted to eliminate the after-tax effects of any restructuring charges or other unusual items, all as determined by the Company and reported to the Committee.

(l)	“Preliminary Bonus Award” means the product of multiplying (i) an Executive’s Target Award for the Performance Period (applying such Executive’s base salary at the end of the Performance Period) times (ii) the actual CPF in respect of that Performance Period.

(m)	“Performance Period” means the Company’s fiscal year or any other period designated by the Committee with respect to which Bonus Awards are granted.

(n)	“Performance Bonus Award” has the meaning set forth in the Plan and is the Bonus Award determined in accordance with this Bonus Program and the Plan in the case of a Covered Executive.

(o)	“Plan” means the Rayonier 2004 Incentive Stock and Management Bonus Plan, pursuant to which this Bonus Program as it applies to Covered Executives is adopted, or any successor thereto.

(p)	“Special Key Employee Bonus Pool” in respect of any Performance Period means an amount equal to 10% of the sum of the Target Bonus Awards for all Executives for such Performance Period, multiplied by the CPF for such Performance Period.

(q)	“Target Award” means with respect to an Executive, the amount that would become such Executive’s Preliminary Bonus Award if the CPF in respect of the applicable Performance Period is 100%, expressed as a percentage of the Executive’s Performance Period end base salary.

3.	Administration

The Committee shall administer the Bonus Program for all Designated Employees, including in accordance with the Plan, with respect to Covered Executives.

Before payment of any Bonus Award is made under this Bonus Program, the Committee shall have complied with the provisions of Section 4.

4.	Procedures for Establishing and Determining Bonus Awards

(a)	Maximum Bonus Awards for a Performance Period. The aggregate amount payable as Bonus Awards for any Performance Period for all Designated Employees shall not exceed 165% of the sum of the Target Bonus Awards for all Executives.

(b)	Setting Performance Goals, Performance Objectives and Target Awards. Not later than the end of the first quarter of each Performance Period (or by such earlier time as may be required in the future by the applicable provisions of the Internal Revenue Code of 1986, as amended, in the case of Covered Executives), the Committee shall:

(i)	Determine the class of Executives who will participate in the Bonus Program for the particular Performance Period;

(ii)	Determine the parameters of the Corporate Performance Factor to be applied for the Performance Period in accordance with Section 5(a), and

(iii)	Establish the parameters for the Target Award for the Performance Period for the class of Executives covered by the Bonus Program, including for each Covered Executive, as set forth on Exhibit A hereto by Salary Grade.

(c)	Certify CPF and Finalize Bonus Awards. At the end of each Performance Period, the Committee shall:

(i)	Review the calculation of the Available Bonus Pool and the Preliminary Bonus Award for Executives covered by the Bonus Program, with specific review of the Preliminary Bonus Awards for the Covered Executives, including the Chief Executive Officer, and for such other Executives identified by the Committee, which may include the direct reports to the Chief Executive Officer whether or not they are Covered Executives;

(ii)	Make such adjustments, under Section 5(c) or otherwise, to the Preliminary Bonus Award for any Executive that the Committee, in its discretion, deems appropriate in establishing the final amount, if any, of the Bonus Award for such Executive; provided that, the Preliminary Bonus Award for any Covered Executive may not be increased or exceed 200% of the Covered Executive’s base salary in effect at the end of the Performance Period, and following all such adjustments, the sum of all Bonus Awards payable in respect of the Performance Period shall not exceed the amount determined in accordance with Section 4(a),

(iii)	Confirm the amount of the Special Key Employee Bonus Pool and authorize payment thereof to the Key Employees designated for such Performance Period;

(iv)	Establish the form of payment and the payment date for Bonus Awards for the Performance Period for Covered Executives as provided in Section 6; and

(v)	Prior to the payment of a Bonus Award to any Covered Executive, certify in writing, in accordance with the requirements of Section 162(m) of the Code and Section 9(e) of the Plan, whether the Corporate Performance Factor and other material terms for paying such Bonus Award in respect of the Performance Period have been achieved or met.

It is anticipated that for Designated Employees other than Covered Executives, if authorized by the Committee, payments of Bonus Awards can be based on preliminary data available in the last month of the Performance Period and made shortly after the end of the Performance Period, subject to confirmation following the close of the Performance Period.

5.	Corporate Performance Factor

	(a)	Criteria for Establishing the CPF. The “Corporate Performance Factor” shall consist of those Performance Goals permitted under Section 9 of the Plan that are selected by the Committee for the specified Performance Period, and weighted as designated by the Committee for such Performance Period so as to reflect Performance Objectives under the Plan. Such selection and weighting in determining the Corporate Performance Factor may be changed from time to time by the Committee consistent with the provisions of Section 9 of the Plan in respect of Covered Executives, provided that with respect to a particular Performance Period, the Corporate Performance Factor shall be established generally prior to the commencement of such Performance Period and in all events not later than the end of the first quarter of any Performance Period.

(b)	Initial CPF Performance Goals and Parameters. The Corporate Performance Factor for Bonus Awards for the 2005 Performance Period, and for subsequent Performance Periods until changed by the Committee as provided in Section 5(a), shall be computed as specified in Exhibit B hereto, with such adjustments to reported earnings for accounting rule changes, special non-recurring items, discontinued operations, and similar adjustments as are approved by the Committee made so as to provide consistent measurements of continuing corporate performance.

(c)	Post-Performance Period Adjustments to CPF for Executives Other Than Covered Executives. The Corporate Performance Factor with respect to Bonus Awards for any particular Performance Period may be adjusted for Executives who are not Covered Executives, plus or minus 20 percent based upon a qualitative judgment of the Committee as to the effectiveness of the Executives in non-financial areas.

6.	Payment of Bonus Awards

	(a)	Entitlement to Payments Generally. Subject to Sections 4(c)(iv) and (v) for Covered Executives, Bonus Awards for a Performance Period shall be paid at such time as designated by the Committee following the closing of the Performance Period and its determination of the final Bonus Awards as provided in Section 4(c)(ii) and (iii), to Designated Employees who are employed by the Company on the payment date or whose employment terminated as a result of death, disability or normal retirement following the end of the applicable Performance Period. Except as provided in the previous sentence, the Committee shall determine in its sole discretion if a Bonus Award shall be paid to any Designated Employee who is not employed by the Company on the payment date.

(b)	Employment After Commencing of a Performance Period. Subject to such modifications as may be approved by the Committee, Executives who commence employment after the start of a Performance Period but prior to the end of the first half thereof, may be granted a Bonus Award determined pro-rata for the term of such employee’s employment during the Performance Period. (To the extent a new Executive may become entitled to a Bonus Award hereunder, a Target Bonus Award shall be computed for such Executive to reflect such pro-rata participation and the Available Bonus Pool and Special Key Employee Bonus Pool shall be adjusted to reflect such Target Bonus.)

(c)	Form of Payment. Bonus Awards shall be paid in cash, except that Bonus Awards that are Performance Bonus Awards for Covered Executives may be paid in cash, stock, other stock-based or stock-denominated units or any combination thereof as determined by the Committee. Stock or stock-based awards may be granted under the terms and conditions of the Plan applicable to stock awards under the Plan and in compliance with the applicable rules of the Exchange Act.

7.	Termination and Amendment

Subject to the provisions of the Plan, the Committee may terminate or amend the Bonus Program at any time.

8.	Other Provisions

	(a)	No Designated Employee shall have any claim or right to be granted a Bonus Award under the Bonus Program until such Bonus Award is actually made. Neither the existence of this Bonus Program, nor any action taken hereunder, shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or in any way interfere with or limit the right of the Company to terminate any Designated Employee’s employment at any time. Nothing contained in this Bonus Program shall limit the ability of the Company to make payments or awards to Designated Employees under any other plan, agreement or arrangement in effect at time the Bonus Program is established or upon a subsequent date.

(b)	No employee shall, at any time, have a right to become a Designated Employee in the Bonus Program for any Performance Period, for any reason, including notwithstanding the individual’s having previously participated in the Bonus Program.

(c)	The Company shall have the right to deduct from a Bonus Award or from any other amounts due the Designated Employee from the Company, any taxes or other amounts required or permitted to be withheld by law.

(d)	No Designated Employee or any other party claiming an interest in amounts earned under the Bonus Program shall have any interest whatsoever in any specific asset of the Company. To the extent that any person or entity acquires a right to receive payments under the Bonus Program, such rights shall be that of an unsecured general creditor of the Company.

(e)	All questions pertaining to the construction, regulation, validity and effect of the provisions of the Bonus Program shall be determined in the sole discretion of the Committee pursuant to the Plan.

(f)	With the exception of payments made following the death of a Designated Employee, the rights and benefits of a Designated Employee hereunder are personal to the Designated Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(g)	Bonus Awards under this Bonus Program shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(h)	If any provision of this Bonus Program would cause a Performance Bonus Award not to constitute “qualified performance-based compensation” under Section 162(m) with respect to a Covered Executive, that provision shall be severed from, and shall be deemed not to be a part of, the Bonus Program, in respect of such Covered Executive but the other provisions hereof shall remain in full force and effect.

(i)	In the event that changes are made to Section 162(m) to permit greater flexibility under the Bonus Program, the Committee may make any adjustments it deems appropriate.

9.	Adoption Date

This Bonus Program was first adopted by the Committee on December 9, 2004 (“Adoption Date”) with application effective January 1, 2005.

Administration

December 2004

Exhibit A

RAYONIER

ANNUAL CORPORATE BONUS PROGRAM

TARGET BONUS
FOR RAYONIER EXECUTIVES
AS A PERCENT OF BASE SALARY*

Salary Grade	Bonus Target %

32	86
31	79
30	73
29	66
28	55
27	51
26	47
25	44
24	41
23	38
22	36
21	33
20	30
19	27

Key Employee Incentive Bonus Pool

Selected Key Employees (Salary Grades15-18)	10% of aggregate Target Bonus Awards for eligible Executives (Salary Grade 19 and above) times CPF for the Performance Period

* Year-end Base Salary or Performance Period ending base salary as may be applicable.

Administration

December 2004

Exhibit B

RAYONIER
ANNUAL CORPORATE BONUS PROGRAM

METHODOLOGY FOR COMPUTING THE CORPORATE PERFORMANCE FACTOR
FOR THE 2005 PERFORMANCE PERIOD

2005 Performance Goals	Performance Goal Calculation Formula	2005 Weighting

Net Income vs. Budget	N.I. minus Budget N.I. divided by Budget N.I. plus 1	45.0%

ROTC vs. Budget	ROTC minus Budget ROTC divided by Budget ROTC plus 1	15.0%

CAD vs. Budget	CAD minus Budget CAD divided by Budget CAD plus 1 Apply formula separately for actual cumulative CAD vs. budget for each quarter ending 3/31, 6/30, 9/30 and 12/31 within the Performance Period.	40.0%

COMPUTATION OF CPF

Performance Goal Calculations:

➢	Apply the Performance Goal Calculation Formula for each Performance Goal as specified above.

Performance Goal Limitation:

Following application of each Performance Goal Calculation Formula:

➢	If the result of the Calculation Formula is less than zero, record zero for that Performance Goal.

➢	If the result of the Calculation Formula is greater than 1.5, record 1.5 for that Performance Goal.

Computation of CPF for the Performance Period:

CPF for the Performance Period is then determined by applying the applicable 2005 Weighting for the Performance Goal to the Calculation Formula or the Performance Goal Limitation (if applicable) for such Performance Goal, and then taking the average of the result.